CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference herein of our report dated August 4, 2011, with respect to our audit of the balance sheets of Isla International, Ltd., as of December 31, 2010 and 2009, and the related statements of operations, changes in partners’ capital and cash flows for the years then ended, which report appears in Form 8-K of Radiant Logistics, Inc., filed on December 7, 2011.

Certified Public Accountants

September 26, 2012

San Antonio, Texas